As filed with the Securities and Exchange Commission on June 8, 2012

Registration No. 333-167091

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

(POST-EFFECTIVE AMENDMENT NO. 1)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DYNEGY INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5653152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

601 Travis Street, Suite 1400 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Dynegy Inc. 2000 Long Term Incentive Plan

Dynegy Inc. 2001 Non-Executive Stock Incentive Plan

Dynegy Inc. 401(k) Savings Plan

Dynegy Inc. 2002 Long Term Incentive Plan

Dynegy Inc. Deferred Compensation Plan

Dynegy Inc. Deferred Compensation Plan for Certain Directors

Dynegy Midwest Generation, Inc. 401(k) Savings Plan

Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement

Dynegy Northeast Generation, Inc. Savings Incentive Plan

Dynegy Inc. 2010 Long Term Incentive Plan

(Full title of the plan)

Catherine B. Callaway

General Counsel & Executive Vice President

601 Travis Street, Suite 1400

Houston, Texas 77002

(Name and address of agent for service)

(713) 507-6400

(Telephone Number, including area code, of agent for service)

Copy to:

J. Eric Johnson

Locke Lord LLP

600 Travis St., Suite 2800

Houston, Texas 77002

(713) 226-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Explanatory Statement

All references to “Dynegy,” “the Company,” “we,” “our,” or “us” in this registration statement are to Dynegy Inc. and its direct and indirect subsidiaries.

Effective as of March 13, 2012, Dynegy’s common stock, par value $0.01 per share, is not an investment option under the following plans: Dynegy Inc. 401(k) Savings Plan, Dynegy Midwest Generation, Inc. 401(k) Savings Plan, Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement and Dynegy Northeast Generation, Inc. Savings Incentive Plan.  A total of 5,316,533 shares of Dynegy common stock are registered on this registration statement in connection with such plans and remain unissued as of the date hereof.  As registration of such shares of Dynegy common stock is no longer required, Dynegy, by means of this post-effective amendment, hereby removes from registration such shares.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 8, 2012.  No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

DYNEGY INC.

By:	/S/ Catherine B. Callaway
Name: Catherine B. Callaway
Title: General Counsel and Executive Vice President

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